Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

STELLA DIAGNOSTICS INC.,

STELLA DX, LLC

and

PROPHASE LABS, INC.

December 15, 2022

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		15
5.01	Organization and Organizational Power	15
5.02	Authorization; Valid and Binding Agreement	15
5.03	Sufficiency of Funds	15
5.04	Solvency	15
5.05	Brokerage	15
5.06	Inspection	16
5.07	No Other Representations or Warranties	16

ARTICLE VI COVENANTS		16
6.01	Pre-Closing Covenants	16
6.02	Regulatory Filings	17
6.03	Further Assurances	17
6.04	Reserved.	17
6.05	Employment Matters	17
6.06	Royalties	18
6.07	Restrictive Covenants	19
6.08	Use of Business Name	21

ARTICLE VII ADDITIONAL COVENANTS		21
7.01	Tax Matters	21
7.02	Indemnification	22

ARTICLE VIII DEFINITIONS		27
8.01	Definitions	27
8.02	Rules of Construction and Other Definitional Provisions	35
8.03	References	36

ARTICLE IX CONDITIONS TO CLOSING		36
9.01	Conditions to Obligations of All Parties	36
9.02	Conditions to Obligations of the Purchaser	36
9.03	Conditions to Obligations of the Sellers	37

ARTICLE X TERMINATION		37
10.01	Termination	37

ARTICLE XI MISCELLANEOUS		39
11.01	Reserved.	39
11.02	Press Releases and Communications	39
11.03	Expenses	39
11.04	Notices	39
11.05	Successors and Assigns	40

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11.06	Severability	40
11.07	Construction	40
11.08	Amendment and Waiver	41
11.09	Entire Agreement	41
11.10	Third-Party Beneficiaries	41
11.11	Delivery by Electronic Transmission	41
11.12	Counterparts; Effectiveness	41
11.13	Governing Law	41
11.14	Jurisdiction	42
11.15	Waiver of Trial by Jury	42
11.16	Specific Performance	42
11.17	Time is of the Essence	42

Attachments:

Annex A	Assumed Liabilities
Annex B	Excluded Assets
Annex C	Products
Annex D	Transferred Contracts
Annex E	Transferred IP (Domain Names)
Annex F	Transferred IP (Patents)
Annex G	Transferred IP (Unregistered Trademarks and Unregistered Copyrights)
Annex H	Service Providers
Annex I	Promissory Note Payees
Annex J	Other Promissory Notes

Appendix I	Net Sales Calculation Methodology

Exhibit A	Form of Consent and Waiver
Exhibit B	Form of Payoff Letter
Exhibit C	Form of Invention Assignment Agreement
Exhibit D	Form of IP Assignment Agreement
Exhibit E	Form of Lockup Agreement
Exhibit F	Form of Support Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 15, 2022, is made by and among ProPhase Labs, Inc. a Delaware corporation (the “Purchaser”), Stella Diagnostics, Inc., a Wyoming corporation (“Stella Diagnostics”) and Stella DX, LLC, a Delaware limited liability company (“Stelladx”; each of Stella Diagnostics and Stelladx is, individually, a “Seller” and are, collectively, the “Sellers”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article VIII. In this Agreement, the Sellers and the Purchaser are each individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Sellers collectively own, license or otherwise hold certain rights to manufacture, package, promote, market, sell, distribute and/or otherwise commercialize the Product in the Territory and other assets related to the Business; and

WHEREAS, the Sellers desire to sell, transfer, assign, convey and deliver the Transferred Assets, and the Purchaser desires to purchase the Transferred Assets and assume or cause certain of its Affiliates to assume the Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Stella Diagnostics and certain stockholders of Stella Diagnostics are or prior to the Closing will be parties to those certain Support Agreements, providing that, among other things, such parties will take certain actions in support of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF ASSETS, ASSUMPTION OF LIABILITIES

1.01 Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers agree to sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from the Sellers all of the Sellers’ rights, title and interests in, to and under the Transferred Assets, in each case free and clear of all Liens other than Permitted Liens.

1.02 Excluded Assets. Nothing in this Agreement shall operate to transfer from the Sellers, create any obligation on the Sellers to transfer or cause to have transferred any rights, title or interests in or to any of the Excluded Assets, or create any Liability on the part of the Purchaser with respect thereto.

1.03 Assumed Liabilities. Effective at the Closing and from and after the Closing Date, the Purchaser shall assume or cause its applicable Affiliates to assume the Assumed Liabilities and shall agree to satisfy and discharge the liabilities and obligations of the Sellers and their respective Affiliates in respect of the Assumed Liabilities (subject to Purchaser’s rights to dispute or set-off against any Assumed Liabilities).

1.04 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, the Sellers shall retain and be responsible for all Excluded Liabilities, and, as the case may be, their payment, performance and discharge when due.

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ARTICLE II

CLOSING

2.01 Closing. The closing of the purchase and sale of the Transferred Assets, the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement (the “Closing”) shall take place remotely through the execution and electronic exchange, via .pdf copies of originally signed documents, of the documents and agreements contemplated herein, within two Business Days after all of the conditions to Closing set forth in Article IX are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date but subject to the satisfaction thereof on the Closing Date), or at such other time, date or place as the Sellers and the Purchaser may mutually agree upon in writing; provided, however, notwithstanding anything in this Agreement to the contrary, in no event shall the Closing take place on a date that is prior to January 3, 2023. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02	Seller Closing Deliverables. At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser (or the Purchaser’s designated Affiliate), the following:

(a) a duly executed IRS Form W-9 certifying that each Seller and Promissory Note Payee is a U.S. person and is exempt from backup withholding;

(b) a duly executed counterpart to each Ancillary Agreement;

(c) duly executed copies of all consents, waivers and approvals required to be obtained by the Sellers with respect to the consummation of the transactions contemplated hereby, including the items set forth in Schedule 4.03;

(d) duly executed copies of a consent and waiver in the form attached hereto as Exhibit A (the “Consent and Waiver”) executed by the owners of at least 90% of the outstanding shares of Series D Preferred Stock of Stella Diagnostics;

(e) a duly executed Consent and Waiver or payoff letter, as applicable, in the form attached hereto as Exhibit B (each, “Payoff Letter”) executed by each holder of a Promissory Note identified in Annex J (excluding, for clarity, any holder for whom such Promissory Note has a principal amount of $5,000 or less);

(f) duly executed invention assignment agreements in the form attached hereto as Exhibit C (the “Invention Assignment Agreement”) from each of the Service Providers;

(g) duly executed IP Assignments in the forms attached hereto as Exhibit D;

(h) a duly executed support agreement in the form attached hereto as Exhibit F (the “Support Agreement”) duly executed by the owners of at least 90% of the outstanding shares of voting stock of Stella Diagnostics;

(i) a letter issued by Polsinelli PC, Sellers’ external intellectual property counsel (“Seller Counsel”), confirming that Seller Counsel has reviewed the Technology Transfer Package and confirms that the Technology Transfer Package contains the step-by-step process and all information reasonably necessary for the production, manufacture and commercialization of the Products, and stating that the Purchaser is a third-party beneficiary of such letter entitled to rely on the contents thereof (the “Seller Counsel Letter”); and

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(i) at and subject to the Closing, the Sellers shall deliver the Technology Transfer Package to the Purchaser.

2.03	Purchaser Closing Deliverables. At the Closing, the Purchaser shall deliver or cause to be delivered (unless previously delivered) the following:

(a) first, to the Sellers for the benefit of the payees of the Liabilities set forth on Annex A and the Promissory Note Payees, an amount equal to the aggregate of (i) the Liability Payoff Amount plus (ii) the Promissory Note Payoff Amounts, by wire transfer of immediately available funds to one or more accounts designated in writing by the Sellers; provided, that the Purchaser may elect in its discretion to pay directly any payee of a Liability Payoff Amount that exceeds $400,000, and if the Purchaser pays such Liability Payoff Amount directly to the payee, then the Liability Payoff Amount paid to the Sellers pursuant to the foregoing clause (i) shall be net of such amount paid directly to the payee;

(b) second, and upon the Purchaser’s receipt of documentary evidence from the Sellers that (i) the Liability Payoff Amount was wired by the Sellers to, and received by, the payees thereof and (ii) the Promissory Note Payoff Amounts were wired by the Sellers to, and received by, the Promissory Note Payees, to the Sellers the Closing Cash Payment, by wire transfer of immediately available funds to one or more accounts designated in writing by the Sellers;

(c) to Stelladx, the Closing Stock Consideration; and

(d) to the Sellers, a duly executed counterpart to each Ancillary Agreement.

2.04	Funds Flow Memorandum. At least 2 Business Days prior to the Closing Date, the Parties shall cooperate in good faith to prepare a memorandum (the “Funds Flow Memorandum”) that sets forth, as of the Closing, (a) the aggregate Liability Payoff Amount and any portion thereof that will be paid by the Purchaser directly to the payees thereof pursuant to the proviso in Section 2.03(a), (b) the list of Promissory Note Payees and the aggregate Promissory Note Payoff Amounts with respect thereto, (c) the Secured Note Amount and (d) payment instructions with respect to the Closing Cash Payment.

ARTICLE III

PURCHASE PRICE

3.01	Consideration. In consideration for the purchase and sale of the Transferred Assets and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, the Purchaser hereby agrees to (a) (i) pay the Sellers the Closing Cash Payment, (ii) issue to Stelladx the Closing Stock Consideration and (iii) issue to Stelladx the Milestone Stock, if any, due and issuable by the Purchaser pursuant to the terms of Section 3.05 (such amounts in (i), (ii), and (iii) collectively, the “Transaction Consideration”) and (b) assume the Assumed Liabilities at and as of the Closing.

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3.02	Withholding. The Purchaser shall be entitled to deduct and withhold from any consideration or amounts otherwise payable to any Person pursuant to this Agreement any amounts required to be deducted and withheld under applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. The Purchaser will timely pay such withholding to the proper Governmental Entity. Each of the Sellers and any Person to whom any consideration or other amounts are payable shall have delivered to the Purchaser a properly executed IRS Form W-9, together with any other tax forms reasonably requested by the Purchaser that would permit the Parties to avoid or reduce withholding on the purchase price or any other payment made hereunder. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce withholding or similar obligations in respect of any payment made by the Purchaser to the Sellers hereunder.

3.03	Transfer Taxes. Any and all Transfer Taxes shall be borne 50% by the Purchaser, on the one hand, and 50% by the Sellers, on the other hand; provided, however, that the Sellers and the Purchaser shall be responsible for all interest, penalties, additions or additional amounts imposed as a result of such Party’s failure to timely pay its share (as determined under this Section 3.03) of such Transfer Taxes. The Sellers and the Purchaser shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Law in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Law, the amount of any such Transfer Taxes payable in connection therewith.

3.04	Allocation of the Transaction Consideration. Within sixty (60) days after the Closing Date, the Purchaser and the Sellers shall work together in good faith to jointly prepare a schedule allocating the Transaction Consideration (which for this purpose includes any Assumed Liabilities and any other amounts required to be treated as consideration for United States federal income tax purposes) among the Transferred Assets and the restrictive covenants set forth in Section 6.07 in a manner consistent with the requirements of Section 1060 of the Internal Revenue Code and the regulations thereunder (the “Allocation”) and any similar provision of Law as appropriate. If the Purchaser and the Sellers cannot resolve any disputed item with respect to the Allocation within a reasonable amount of time, the Purchaser and the Sellers shall submit the disputed items to a selected independent accounting firm mutually agreeable to the Parties which shall make a determination as to the disputed items on the Allocation. Following the determination by the independent accounting firm, the Allocation shall be revised to incorporate the determination of the independent accounting firm on the disputed items and shall be final and binding upon the Parties. The fees and expenses of such accounting firm shall be borne equally by the Sellers, on the one hand, and the Purchaser, on the other hand. Any adjustments to the Transaction Consideration, or to any other items of consideration, cost, or expense taken into account in the Allocation for U.S. federal income tax purposes, shall be allocated in a manner consistent with the Allocation that has become final and binding. Except as otherwise required by applicable Law, each of the Sellers and the Purchaser shall, and shall cause each of its Affiliates to (a) report and file all Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Allocation that has become final and binding, and (b) not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation that has become final and binding.

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3.05	Commercialization Event and Milestone Stock.

(a) Milestone Stock. Pursuant to the terms and subject to the conditions set forth herein, the Purchaser shall, following the occurrence of the Commercialization Event and in accordance with the timing and procedures set forth in Section 3.05(b), issue to Stelladx a number of shares of ProPhase Stock the aggregate value of which equals $2,000,000 (the “Milestone Stock”) based on the per share price of the ProPhase Stock as of the Measurement Date, which per share price as of the Measurement Date shall be based on the 10-day average closing price of such ProPhase Stock during the ten (10) trading days immediately preceding and including the Measurement Date. The “Commercialization Event” means the date on which the Purchaser’s receipt of Gross Revenue meets or exceeds $5,000,000 in the aggregate, and “Gross Revenue” means the gross amount of revenue collected on sales of the Product by the Purchaser (including its Affiliates) or any sub-licensee thereof in accordance with the Purchaser’s then-current revenue recognition policies and procedures. The “Measurement Date” means the date on which the Purchaser’s receipt of Gross Revenue meets or exceeds $4,000,000 in the aggregate. In the event that, prior to the earlier of a Commercialization Event or the fifth (5th) anniversary of the Closing Date, the Purchaser undergoes a take-private or other corporate transaction that results in the Purchaser’s shares of stock no longer being listed on a stock exchange or on the over-the-counter markets, then at the closing of any such corporate transaction, the Purchaser shall place into escrow cash in the aggregate amount of $2,000,000 that shall remain in escrow until either (i) a Commercialization Event occurs, in which case the $2,000,000 shall be released to the Sellers or (ii) a Commercialization Event has not occurred on or before the fifth (5th) anniversary of the Closing Date, in which case the $2,000,000 shall be released to the Purchaser or its successor.

(b) Notice and Payment. The Purchaser shall notify the Sellers in writing of the occurrence of the Commercialization Event within thirty (30) days after the end of the calendar quarter in which the Commercialization Event occurred. The Milestone Stock shall become due and issuable to the Sellers fifteen (15) Business Days after the Purchaser delivers notice of the occurrence of the Commercialization Event. Notwithstanding anything to the contrary herein, if the Commercialization Event does not occur by the fifth (5th) anniversary of the Closing Date, the corresponding shares of Milestone Stock will be deemed to be forfeited and will not be due or issuable to the Sellers in any respect.

(c) ROFR. The Milestone Stock, if issued to Stelladx, shall be subject to a right of first refusal on the same terms as the right of first refusal set forth in the Lockup Agreement.

(d) Operation of the Business. The Purchaser may in its discretion make such business decisions and take such actions relating to the sale of the Product as the Purchaser shall determine are necessary or desirable, provided that the Purchaser shall (i) use commercially reasonable efforts to commercialize the Product and (ii) without limiting the generality of the foregoing, not take any action in bad faith with the sole intent of avoiding the Commercialization Event.

(e) Installment Sale Treatment. The Parties agree that the issuance of any Milestone Stock to the Sellers pursuant to this Section 3.05 shall be treated in accordance with Law, including, for the avoidance of doubt, as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, foreign or other applicable Tax Laws. Any payment of the Milestone Stock to the Sellers shall be treated as an amount of the purchase price equal to the fair market value of the Milestone Stock on the date of receipt. If and to the extent that any issuance of the Milestone Stock is made, interest may be imputed on such amounts as required by Section 483 or 1274 of the Code (or other applicable Tax Laws). The Parties and their Affiliates shall file all applicable Tax Returns consistent with the foregoing, and shall not take any contrary position in any Tax Return except to the extent required by applicable Laws.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), the Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

4.01	Organization and Organizational Power. Stella Diagnostics is a corporation duly organized, validly existing and in good standing under the Laws of the State of Wyoming. Stelladx is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller and has all requisite corporate power and authority necessary to own its assets and carry on its business relating to the Product as currently conducted by it in the Territory immediately prior to the Closing.

4.02	Authorization; Valid and Binding Agreement.

(a) This Agreement (including all Exhibits and Schedules hereto) has been, and the Ancillary Agreements will be by Closing, duly authorized and approved by all necessary corporate action by the applicable Seller. The performance of each Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of such Seller, and no other proceedings on such Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement. Each Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements to which it is a party.

(b) Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(c) Assuming the due authorization, execution and delivery of the Ancillary Agreements by Purchaser, each Ancillary Agreement to be executed by the Seller party thereto, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(d) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by the applicable Seller, and the consummation of the transactions contemplated hereby or thereby, require no action by or in respect of, or any notice, report or other filing with, any Governmental Entity.

4.03	No Contravention. Except as set forth on Schedule 4.03, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each Seller does not and the consummation of the transactions contemplated hereby or thereby will not (a) violate or result in a breach of or constitute a default, in any material respect, under any Law, authorization of a Governmental Entity or writ, injunction or decree, applicable to either Seller, the Business or any of the Transferred Assets, (b) violate in any material respect any provision of either Seller’s certificates or articles of formation or incorporation or bylaws (or similar organizational documents), (c) conflict with, result in any breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of either Seller under, or result in the creation of any Lien upon any of the Transferred Assets or in the cancellation, modification, revocation or suspension of any material authorization from any Governmental Entity, applicable to either Seller, or any of the Transferred Assets or the Business, or (d) require any consent, authorization, approval, waiver or other action by any Person under any provision of any agreement or other instrument to which either Seller is a party.

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4.04	Financial Statements; Indebtedness.

(a) The financial statements set forth on Schedule 4.04(a) (the “Financial Statements”) (i) have been prepared in good faith having regard to the purpose for which they were prepared and in accordance with GAAP using the same policies and procedures and with consistent classifications, judgments and estimation methodology, as were used by the Sellers since January 1, 2020; and (ii) fairly and accurately reflect the operations of the activities described therein in all material respects.

(b) Except as set forth on Schedule 4.04(b), the Sellers have no Indebtedness.

4.05	Absence of Changes. Since January 1, 2022 to the date hereof, there have not been any events or occurrences that have resulted in a Material Adverse Effect. Except as set forth on Schedule 4.05, since January 1, 2022 to the date hereof, each Seller has not, with respect to the Business or the Transferred Assets:

(a) mortgaged or pledged any material assets, rights or interests;

(b) sold, assigned, exchanged, transferred or otherwise disposed of any material assets, rights or interests;

(c) commenced or settled any material Proceeding;

(d) made, changed or revoked any Tax election or settled or compromised any claim with respect to Taxes, in each case, to the extent solely and exclusively relating to the Transferred Assets;

(e) incurred or committed to make any material capital expenditure that would constitute an Assumed Liability;

(f) amended, or waived any material right under, any Transferred Contract;

(g) suffered any material damage, destruction or other casualty loss (whether or not covered by insurance); or

(h) entered into an agreement to do any of the foregoing.

4.06	Title to Transferred Assets. The Sellers collectively have good and valid title to all of the Transferred Assets and will deliver to the Purchaser at the Closing all rights, title and interests in, to and under the Transferred Assets free and clear of all Liens other than Permitted Liens.

4.07	Tax Matters.

(a) All Tax Returns required to be filed by or with respect to the Sellers and that relate to the Transferred Assets or the Business have been timely filed with the appropriate Governmental Entity, and all such Tax Returns are true, correct, and complete in all material respects. All Taxes required to be paid by the Sellers (whether or not shown as payable on any such Tax Returns), relating to any Transferred Asset or the Business, have been timely paid to the appropriate Governmental Authority.

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(b) The Sellers have (i) withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, and (ii) properly received and maintained any and all certificates, forms, and other documents required by law for any exemption from withholding and remitting any material Taxes.

(c) No Tax deficiency, assessment, or adjustment has been proposed or assessed by any Governmental Entity against the Sellers, and the Sellers have not executed any waiver of any statute of limitations on the assessment or collection of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. There is no audit, examination, litigation, or other Proceeding commenced, ongoing, pending, or, to the Sellers’ Knowledge, threatened against the Sellers with respect to Taxes, and the Sellers have not received any written notice from any Governmental Entity indicating an intent to open an audit, examination, litigation, or other Proceeding with respect to Taxes. No claim has ever been made in writing by a Governmental Entity in a jurisdiction in which any Seller does not currently file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

(d) Except for Liens for Taxes not yet delinquent, (i) none of the Transferred Assets is subject to Liens for Taxes, and (ii) no claim for unpaid Taxes has been made by any Governmental Entity that could give rise to any such Lien.

(e) None of the Transferred Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. None of the Assumed Liabilities includes: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar written or unwritten agreement, arrangement, contract, understanding, or practice with respect to Taxes; (iii) an obligation under any record retention, transfer pricing, closing, or other agreement or arrangement with any Governmental Entity that will survive the Closing or impose any liability on the Purchaser after the Closing; (iv) an obligation under any agreement, contract, arrangement, or plan to indemnify, gross up, or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract, or otherwise, including an obligation under Treasury Regulations Section 1.1502 6 (or any similar provision of state, local, or foreign Law).

4.08	Transferred Contracts.

(a) Except for the Transferred Contracts or as set forth on Schedule 4.08(a), the Sellers are not a party to or bound by any material oral or written contract, lease, license, indenture, agreement, commitment or legally binding arrangement that is used or held for use for the operation of the Business.

(b) Except (x) as set forth on Schedule 4.08(b) or (y) for the Excluded Assets or Excluded Liabilities, there are no Transferred Contracts which constitute:

(i)	any joint venture, research collaboration, partnership, limited liability company or other similar agreements or arrangements providing for joint research, joint development or joint marketing of the Product;

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(ii)	any agreement with a Third Party (A) pursuant to which either Seller has granted such Third Party a license to any of the Transferred IP; or (B) pursuant to which such Third Party has granted either Seller a license to Intellectual Property of such Third Party;

(iii)	any agreement, including any option agreement, granting to any Person a right of first refusal or option to purchase or acquire any assets of the Business (whether by merger, sale of stock, sale of assets or otherwise related to the Business) other than in the ordinary course of business;

(iv)	any agreement (other than confidentiality and non-solicitation agreements entered into in the ordinary course) that (A) materially limits the freedom of either Seller to operate the Business or with any Person or in any area or that would so limit the freedom of the Purchaser or its Affiliates after the Closing (other than customary exclusive distribution agreements for the Product), (B) contains a covenant not to compete or that has exclusivity obligations or field or territory restrictions that materially restrict the freedom to operate the Business that are binding on either Seller or that would be binding on the Purchaser or any of its Affiliates after the Closing;

(v)	any material agreement for the purchase of materials, supplies, goods, services, equipment or other assets related to the Business (excluding sales orders and purchase orders issued in the ordinary course of business);

(vi)	any material sales, distribution, agency or other similar agreement providing for the sale by the Business of Product (excluding sales orders and purchase orders issued in the ordinary course of business);

(vii)	any agreement under which the Business has (A) granted a Lien on any material Transferred Asset, other than a Lien that will be released as of the Closing or a Permitted Lien or (B) provided for the sale of any Transferred Asset, or granted any preferential rights to purchase any Transferred Asset.

(c) The Sellers have provided true, correct and complete copies of each Transferred Contract (including all amendments or supplements thereto) in the Data Room. Except as set forth on Schedule 4.08, as of the date hereof, each of the Transferred Contracts is valid, binding, enforceable and in full force and effect, and none of either Seller, or, to the Sellers’ Knowledge, any other Person party to such contract is in default or breach in any material respect under any such contract, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, sponsorship or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity. During the past two (2) years, the Sellers have not received written notice of any material default, non-renewal or termination under any Transferred Contract.

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4.09	Intellectual Property.

(a) Schedule 4.09(a) sets forth an accurate and complete list of all Intellectual Property, including Patents, Product Technology, registered Marks, pending applications for registration of Marks, unregistered Marks, registered or unregistered Copyrights, pending applications for registration of Copyrights and Domain Names that are owned or purported to be owned by either Seller (collectively, “Purchased Intellectual Property”). Schedule 4.09(a) sets forth (i) the jurisdictions in which each such item of Purchased Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed, (ii) the registration or application date, as applicable, and (iii) any pending oppositions to any of the Marks (registered or applied for).

(b) The Sellers are collectively the exclusive owners of all right, title and interest in and to all of the Purchased Intellectual Property.

(c) To the Sellers’ Knowledge, none of (i) the Purchased Intellectual Property, (ii) the manufacturing (if any), licensing, marketing, importation, offer for sale, sale or use of the Product, and (iii) services in connection with the Business as presently conducted, infringe, misappropriate, dilute or otherwise violate any Intellectual Property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which either Seller or any of its respective employees or former employees is a party).

(d) Schedule 4.09(d) sets forth a complete and accurate list of all Transferred Contracts (i) to which either Seller is a party and such Transferred Contract (A) contains a covenant not to compete or otherwise limits either Seller’s ability to (x) exploit fully any of the Purchased Intellectual Property or (y) conduct the Business in any market or geographical area or with any Person; or (ii) to which either Seller is a party containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of any Purchased Intellectual Property. The Sellers have delivered to the Purchaser true, correct and complete copies of each such Transferred Contract set forth on Schedule 4.09(d) together with all amendments, modifications or supplements thereto.

(e) To the Sellers’ Knowledge, no Person is infringing, misappropriating or violating any of the proprietary rights of the Sellers in the Purchased Intellectual Property.

(f) To the Sellers’ Knowledge, the marketing, distribution, sale or use of the Product does not infringe or misappropriate any Patents, Copyrights, Trademarks or Trade Secrets of any Third Party, and no actual or threatened claim has been brought against the Sellers in respect thereof.

(g) To the Sellers’ Knowledge, the Sellers have taken commercially reasonable measures, including actions common in the industry, to maintain, protect, secure, preserve and enforce the Purchased Intellectual Property, including the secrecy, confidentiality and value of all confidential information including by requiring all persons having access thereto to execute binding, enforceable, written non-disclosure agreements and implementation and maintenance of appropriate and reasonable security measures. Without limiting the foregoing, the Sellers have not made any of their confidential information that it intended to maintain as confidential available to any other person, except with proper authorization and pursuant to a binding, enforceable, written non-disclosure agreement requiring such person to maintain the confidentiality of such confidential information.

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(h) To the Sellers’ Knowledge, the Sellers have entered into binding, valid and enforceable written agreements with each current and former employee and independent contractor whereby such employee or independent contractor grants to the Sellers a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property and such written agreements contain confidentiality provisions protecting any Intellectual Property. The Service Providers constitute all of the past or current employees, consultants or independent contractors engaged by any Seller or any of their predecessors in the creation or development of Transferred IP.

(i) The Purchased Intellectual Property constitutes all of the intellectual property necessary to manufacture, market, distribute and sell the Product as such Product is currently manufactured, marketed, distributed and sold by the Sellers.

(j) To the Sellers’ Knowledge, each Patent lists all of the inventors of the Patent, and each inventor of the Patent has assigned his/her entire right, title and interest in and to the Patent to the applicable Seller.

(k) Neither Creighton University nor, to the Knowledge of the Sellers, any other third party has any claim of ownership to any of the Purchased Intellectual Property or other Intellectual Property relating to the Product.

(l) To the Sellers’ Knowledge, all of the rights associated with the Purchased Intellectual Property are valid and enforceable. The applicable Seller and its licensors have taken all commercially reasonable measures to enforce all Purchased Intellectual Property and to maintain all registrations and rights related to the Purchased Intellectual Property under applicable Law (including, without limitation, making and maintaining in full force and effect all necessary filings, registrations, and issuances, and timely paying all maintenance and filing fees to the relevant Governmental Entities and authorized registrars).

(m) The Product is described and Covered by the Purchased Intellectual Property.

(n) To the Sellers’ Knowledge, the applicable Seller and its respective employees, consultants, agents, or contractors have not disclosed any Trade Secrets (i) of such Seller, (ii) of any other Person (including its licensors, customers, or end users), or (iii) related to the Purchased Intellectual Property, to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not owned by either Seller has been pursuant to the terms of a written agreement between such Seller and the owner of such information, or is otherwise lawful. The Sellers have not received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets by the Sellers and/or any employees, agents, or contractors of the Sellers. No Person that has received any Trade Secrets from the Sellers, after being requested, has refused to provide the Sellers with a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(o) To the Sellers’ Knowledge, there are no Orders to which either Seller is a party or by which they are bound which restrict, in any material respect, any rights to any Purchased Intellectual Property.

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(p) The Sellers have not suffered any security breaches that have resulted in a Third Party Person obtaining unauthorized access to any Trade Secret, or other confidential, proprietary, or personally identifiable information (including protected health information) of the Sellers or any other Person. The Sellers have implemented and maintained, consistent with commercially reasonable industry practices and its obligations to Third Party Persons, security, disaster recovery, business continuity plans, procedures and facilities, and other measures adequate to protect the Sellers’ information technology and computer systems used in the Business from unauthorized access, use or modification. The Sellers have complied with all Third Party agreements and publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personally identifiable information (including protected health information) in the conduct of the Business. In the past three (3) years, the Sellers have not been subject to or received any notice of any audit, investigation, complaint, or other action by any Governmental Entity or other Person concerning the Sellers’ collection, use, processing, storage, access, transfer, or protection of personally identifiable information (including protected health information) or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such action.

4.10	Litigation. In the past three (3) years, there are and have been no Proceedings with respect to the Business or the Transferred Assets pending or, to the Sellers’ Knowledge, threatened against the Sellers. There are no Proceedings against the Sellers that, individually or when taken as a whole, would have an adverse effect on or materially impair or delay the ability of the Sellers to enter into this Agreement or consummate the transactions contemplated hereby. The Sellers are not subject to any outstanding judgment, order, arbitral award or decree of any court or other Governmental Entity with respect to the Business or the Transferred Assets that (i) restrict the ownership, disposition or use of the Transferred Assets or (ii) would have an adverse effect on or materially impair or delay the ability of the Sellers to enter into this Agreement or consummate the transactions contemplated hereby.

4.11	Employee Benefit Plans.

(a) The Sellers do not maintain, sponsor or contribute to any Employee Plan. Neither of the Sellers nor any ERISA Affiliate has any Liability with respect to (i) a multiemployer plan (as defined under Section 3(37) of ERISA), (ii) a plan subject to Title IV or Section 302 of ERISA or Code Section 412, or (iii) a plan that provides retirement or other post-termination health or welfare benefits, other than as required by Section 4980B of the Code or other applicable Law.

(b) There is no agreement, plan, arrangement or other contract to which a Seller is a party that will or would reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event), give rise directly or indirectly to the payment of any amount to any employee of Sellers that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

4.12	Compliance with Laws; Licenses and Permits. Except as disclosed on Schedule 4.12:

(a) In the three (3) years prior to the date hereof, the Sellers have conducted the Business, and used, held for use, marketed, promoted, stored, distributed, and sold the Products and Transferred Assets in material compliance with applicable Laws, and the Sellers have not received any written notice alleging noncompliance with applicable Laws.

(b) The Sellers have all required licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, consents, approvals, qualifications or other similar authorizations issued by applicable Governmental Entities, including Marketing Authorizations, to operate the Business as currently conducted and market, promote, store, distribute, and use the Products and Transferred Assets (the “Permits”). The Permits are and have been valid and in full force and effect and none of the Permits will be terminated as a result of the transactions contemplated by this Agreement. No Proceeding is pending or is or has previously been threatened, regarding the withdrawal, material adverse modification or revocation of any such Permit. As of the date hereof, the Sellers have not received any written communication from any Governmental Entity threatening to withdraw, materially modify or suspend any Permit. To the Sellers’ Knowledge, the Sellers are not in violation of the terms of any Permit.

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(c) (i) There have been no, in the three (3) years prior to the date hereof, recalls, withdrawals or suspensions conducted by or on behalf of the Sellers concerning the Products or Transferred Assets in the Territory, whether voluntary or otherwise; (ii) to the Sellers’ Knowledge, there are no pending Proceedings seeking the recall, market withdrawal, or suspension of any Products or Transferred Assets, or otherwise relating to the alleged lack of safety, efficacy or regulatory compliance of any Products or Transferred Assets; and (iii) there have been no warning letters, untitled letters, or Form 483 Notices of Inspectional Observations from any Governmental Entity received by the Sellers in the three (3) years prior to the date hereof relating to any Products or Transferred Assets or the manufacturing facility for such Products or Transferred Assets.

(d) The Sellers are not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar material agreements with or imposed by any Governmental Entity relating specifically to any part of the Business.

(e) The Sellers have not been, with respect to the sale of the Products in the Territory, the operation of the Business or the ownership of the Transferred Assets:

(i)	convicted of or charged or threatened in writing with prosecution or under investigation, by a Governmental Entity (including, for purposes of this Section 4.12(e)(i) only, a qui tam relator or similar whistleblower acting in the name of any Governmental Entity) for any violation of a Healthcare Regulatory Law including any law applicable to a health care program defined in 42 U.S.C. § 1320a-7b(f) (“Federal Health Care Programs”);

(ii)	convicted of, charged with, or is is under investigation for, any violation of applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances;

(iii)	suspended, debarred or excluded from participation pursuant to the Healthcare Regulatory Laws;

(iv)	excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal Health Care Program; any federal, state, or local governmental procurement or non-procurement program; or any other federal or state government program or activity, or has otherwise received notice of a proposed exclusion, suspension, debarment, or ineligibility determination from any Governmental Entity; or

(v)	found to have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

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(f) Neither the Sellers nor, to the Knowledge of the Sellers, any of their directors, officers, employees, representatives or authorized agents, has, with respect to the sale of the Products in the Territory, the operation of the Business or the ownership of the Transferred Assets, (i) made any payment of cash or other consideration (including payments or discounts to customers or clients or employees of customers or clients) for purposes of doing business with such Persons, or taken any action, or failed to take any action, in violation of any Laws prohibiting the payment of undisclosed commissions or bonuses; (ii) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence payment, kickback, or other payment or economic benefit or anything of value to any person, in any country, private or public, regardless of what form, whether in money, property, or services; (iii) paid, established or maintained any funds or assets that have not been recorded in the books and records of the Sellers; or (iv) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any person or entity to violate the terms of any judgment, sentence, order or decree of any court or Governmental Entity applicable to the Sellers or their Subsidiaries.

(g) Except for transactions that have been authorized pursuant to specific licenses issued by the U.S. Office of Foreign Assets Control (“OFAC”), for the past three (3) years, neither the Sellers nor, to the Knowledge of the Sellers, any of their directors, officers, employees, representatives or authorized agents, has, with respect to the sale of the Products in the Territory, the operation of the Business or the ownership of the Transferred Assets, participated in any transaction in or involving (i) a party designated on the OFAC Specially Designated Nationals and Blocked Persons List or other similar list, or owned fifty percent (50%) or more by one or more such parties, (ii) a country with which such transactions by the Sellers or their Subsidiaries are prohibited pursuant to applicable Laws including U.S. economic sanctions administered by OFAC (a “Sanctioned Country”), or (iii) a government or national of a Sanctioned Country where prohibited by applicable Laws including U.S. economic sanctions administered by OFAC.

4.13	Affiliated Transactions. Except as relating to matters addressed in an applicable Ancillary Agreement, none of the Transferred Assets, as of the Closing Date, trigger or would reasonably be expected to trigger, any current rights or obligations between, among or involving the Sellers or their Affiliates, on one hand, and any current or former officer, director or employee of the Sellers (or Affiliate thereof), on the other hand, which will become an obligations of the Purchaser by reason of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.14	Reserved.

4.15	Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Sellers or their Subsidiaries.

4.16	Brokerage. There are no Persons entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers.

4.17	No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of either Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Sellers furnished or made available to the Purchaser and its representatives (including any information, documents or material delivered to the Purchaser or made available to the Purchaser in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Purchased Assets, or any representation or warranty arising from statute or otherwise in law. The Purchaser is knowledgeable about the industry in which the Sellers operate and the Laws applicable to the Purchased Assets, and is experienced in the acquisition and management of businesses. The Purchaser has been afforded reasonable access to the books and records, facilities and personnel of the Sellers for purposes of conducting a due diligence investigation of the Purchased Assets. The Purchaser has conducted a reasonable due diligence investigation of the Purchased Assets that is satisfactory to the Purchaser.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

5.01	Organization and Organizational Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.02	Authorization; Valid and Binding Agreement.

(a) This Agreement has been, and the Ancillary Agreements will be by Closing, duly authorized and approved by all necessary corporate action by the Purchaser. The performance of the Purchaser’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of the Purchaser, and no other proceedings on the Purchaser’s part are necessary to authorize the execution, delivery or performance of this Agreement. The Purchaser has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements.

(b) Assuming the due authorization, execution and delivery of this Agreement by the Sellers, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

(c) Assuming the due authorization, execution and delivery of the Ancillary Agreements by the Sellers, each Ancillary Agreement to be executed by the Purchaser, when delivered hereunder, will be duly and validly executed and delivered, and will constitute a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equity principles.

5.03	Sufficiency of Funds. The Purchaser has sufficient funds on hand to consummate the Closing contemplated by this Agreement and to deliver the Closing Cash Consideration in accordance with the terms of this Agreement.

5.04	Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or its Subsidiaries.

5.05	Brokerage. Except for fees and expenses of ThinkEquity LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

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5.06	Inspection. The Purchaser agrees to consummate the transactions contemplated hereby based upon, and in reliance upon, its own inspection, examination and determination of the Sellers and its business, assets, liabilities and operations, including the Transferred Assets, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Sellers, except as expressly set forth in this Agreement or any document or certificate delivered hereunder (including the Ancillary Agreements). The Purchaser specifically disclaims that it is relying upon or has relied upon any other representations or warranties (other than those expressly set forth herein or any Ancillary Agreement) that may have been made by the Sellers or any other Person, and acknowledges and agrees that the Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by the Sellers or any other Person.

5.07	No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, neither the Purchaser nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, including any representation or warranty as to the future revenue, profitability or success of the Purchaser, or any representation or warranty arising from statute or otherwise in law, and the Sellers expressly disclaim any such representations or warranties.

ARTICLE VI

COVENANTS

6.01	Pre-Closing Covenants.

(a) Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall (x) conduct the Business and use the Products in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business and the Product.

(b) Exclusivity. The Sellers shall not, and shall not authorize or cause any of their Affiliates or any of its or their representatives to, and shall direct such Affiliates and its or their representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business, the Transferred Assets or the Products.

(c) Notice of Certain Events. From the date hereof until the Closing, the Sellers shall promptly notify the Purchaser in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth herein to be satisfied.

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(d) Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article IX hereof.

6.02	Regulatory Filings.

(a) Following the Closing, the Parties shall, and shall cause their respective Affiliates to, (i) promptly make or cause to be made all filings and submissions required to be made under any Laws applicable to the Parties for the consummation of the transactions contemplated by this Agreement, (ii) coordinate and cooperate in exchanging such information and providing such assistance as each Party may reasonably request in connection with all of the foregoing, and (iii) (A) supply promptly any additional information and/or documentary material that may be requested in connection with such filings, (B) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith and (C) use best efforts to take all actions necessary to obtain all required documents and clearances.

(b) The Parties will provide the other Party with prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of the other Party in connection with providing any additional information or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing.

6.03	Further Assurances. From time to time after the Closing Date, at the request of another Party, without further consideration and at the expense of the Party so requesting, each of the Parties shall execute and deliver to such requesting Party, or shall cause to be executed and delivered to such requesting Party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

6.04	Reserved.

6.05	Employment Matters.

(a) The Sellers shall be solely responsible, and the Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with a Seller at any time on or prior to the Closing Date and the Sellers shall pay all such amounts to all entitled persons.

(b) The Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof. The Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business. The Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

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(c) The Sellers shall be responsible for providing all notices and continuation coverage required under COBRA or any similar Law of any state (the “COBRA Continuation Coverage”) to all employees of the Sellers, including current and former employees of a Seller or any Affiliates and beneficiaries of all such employees who are or become “M&A Qualified Beneficiaries” (as such term is defined in Treasury Regulations §54.4980B-9) or any similar law of any state as a result of the consummation of the transactions contemplated herein. The Sellers shall maintain health coverage and shall offer COBRA to any employees who are not hired by the Purchaser, so that the Purchaser does not become a “successor employer” of such individuals (as such term is defined in Treasury Regulations §54.4980B-9), or the Sellers shall indemnify the Purchaser against liability for any failure on the Seller’s part to do so.

6.06	Royalties.

(a) General. For each of the seven (7) Annual Periods during the Royalty Term, the Purchaser shall pay to the Sellers a non-refundable, non-creditable royalty of five percent (5%) of the Adjusted Gross Margin for such Annual Period (each a “Royalty” and collectively, “Royalties”).

(b) Payment; Report.

(i)	Payment. The Purchaser shall pay all Royalties for a given Annual Period within sixty (60) days after the end of such Annual Period. The Purchaser shall make all payments in cash by wire transfer of immediately available funds in accordance with wire instructions provided by the Sellers.

(ii)	Reports. On or before the due date for each Royalty to the Sellers, the Purchaser shall provide the Sellers with a report setting forth the Net Sales and Adjusted Gross Margin in such Annual Period in sufficient detail to permit confirmation of the accuracy of the Royalty payment made, including the number of Products sold, the Net Sales of Products, the gross sales of Products and the deductions from gross sales to arrive at Net Sales, the Royalty calculated and the method used to calculate the Net Sales and Adjusted Gross Margin. The Purchaser shall maintain complete and accurate records in sufficient detail in relation to this Agreement to permit the Sellers to confirm the achievement of the Commercialization Event and the amount of Royalty and other payments under this Agreement. The Purchaser shall keep such books and records for seven (7) years following the Annual Period to which they pertain, or such longer period of time as may be required by applicable Law.

(c) If any deduction or withholding with respect to a Royalty is required by Law, the Purchaser may deduct the amount of the withholding from the payment it otherwise would have made to the Sellers under this Agreement and such amount so deducted shall be deemed to have been received by the Sellers; provided that the Sellers may provide to the Purchaser any applicable Tax forms that may be necessary in order for the Purchaser not to withhold Tax on a Royalty or to withhold Tax on a Royalty at a reduced rate. The Parties agree to use reasonable efforts to cooperate to avoid or reduce Tax withholding with respect to any payment of a Royalty made by the Purchaser to the Sellers hereunder.

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(d) The Parties agree that the Royalties paid to the Sellers pursuant to this Section 6.06 shall be treated in accordance with Law, including, for the avoidance of doubt, as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, foreign or other applicable Tax Laws. If and to the extent that any Royalties are paid, interest may be imputed on such amounts as required by Section 483 or 1274 of the Code (or other applicable Tax Laws). The Parties and their Affiliates shall file all applicable Tax Returns consistent with the foregoing, and shall not take any contrary position in any Tax Return except to the extent required by applicable Laws.

6.07	Restrictive Covenants. In consideration of the transactions contemplated by this Agreement and in order to preserve and protect the goodwill and value of the Business and the Transferred Assets purchased hereunder, each Seller hereby agrees as follows:

(a) During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Prohibited Period”), each of the Sellers shall not, and such Seller will not, either directly or indirectly (including through one or more Affiliates or other Persons), Participate in the Restricted Business. For purposes of this Agreement: (i) the term “Participate” means to have any direct or indirect interest, whether as an officer, director, manager, employee, partner, sole proprietor, equityholder, agent, representative, independent contractor, consultant, franchisor, franchisee, lender, creditor, owner, or otherwise; and (ii) the term “Restricted Business” means any enterprise, business, or venture anywhere within the Territory which is engaged in or is otherwise competitive with the Business. Notwithstanding the foregoing, the Sellers shall not be prohibited from: (i) holding, purchasing, or otherwise acquiring up to five (5) percent as a passive investor in any class of securities of a business or entity if such securities are listed on a national securities exchange; or (ii) holding equity interests directly or indirectly, of the Purchaser or carrying out their respective duties for or on behalf of the Purchaser in connection with the transactions contemplated hereby.

(b) During the Prohibited Period, each of the Sellers shall not, either directly or indirectly (including through one or more Affiliates or other Persons), (i) cause, solicit, recruit, induce, or encourage or attempt to cause, solicit, recruit, induce or encourage any employee of the Purchaser (the “Prohibited Employees”) to leave his or her employment or engagement with the Purchaser or any of its Affiliates (collectively, the “Purchaser Group”) or in any way intentionally adversely interfere with the relationship between any member of the Purchaser Group and any Prohibited Employee, or actually hire, employ or otherwise engage any Prohibited Employee or (ii) call on, solicit, recruit, induce or provide services to any Business Relation or cause any Business Relation to cease doing business with any member of the Purchaser Group or in any way interfere with the relationship between any member of the Purchaser Group and any such Business Relation.

(c) Neither Seller shall make any statement, public or private, oral or written, to any Person that disparages any member of the Purchaser Group or any such Person’s managers, directors, officers, employees, equityholders, products, or services. This Section 6.07(c) does not, in any way, restrict or impede either Seller from exercising its rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law or regulation or a valid order of a court of competent jurisdiction or an authorized Governmental Entity.

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(d) Each Seller shall, and shall cause its representatives and Affiliates and successors and assigns to, hold in confidence and not use or disclose any Trade Secrets involving or relating to the Transferred Assets or the Business, in each case, whether or not marked as confidential or proprietary, and such Seller shall not disclose or use any such information for any purpose. If any such Person is compelled to disclose any such information by judicial or administrative process or as required by Law, the Person so compelled to disclose such information will (i) promptly notify the Purchaser in writing, (ii) disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed, and (iii) assist the Purchaser, as reasonably requested by the Purchaser and at the Purchaser’s sole cost and expense, in obtaining an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(e) If such Seller violates any provision or covenant of this Section 6.07, then the duration of the restrictions in this Section 6.07 applicable to such Seller will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, and, in the event Purchaser seeks relief for such violation before any court, arbitrator, or other tribunal, then the duration of restrictions in this Section 6.07 applicable to such Seller will be extended for a period of time equal to the pendency of any such proceeding, including all appeals therefrom.

(f) From and after the Closing, each Seller shall, and shall cause its representatives and Affiliates and successors and assigns to, provide reasonable cooperation to the Purchaser, the Purchaser’s Affiliates, and their respective counsel in connection with any Proceeding (and/or any appeal from any Proceeding) which relates to events occurring prior to the Closing or of which such Seller has relevant information, communications, documents, or other materials.

(g) Each Seller acknowledges that the restrictions and agreements contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any violation of this Section 6.07 may cause substantial and irreparable injury to the Purchaser that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, each of the Sellers agrees that such Seller will not challenge the enforceability or reasonableness of the covenants set forth in this Section 6.07. In recognition of the potential substantial and irreparable injury that a violation by either Seller of any of the covenants, agreements, or obligations arising under this Section 6.07 may cause Purchaser and its Affiliates, such Seller agrees that, in addition to any other remedies or relief afforded by applicable Law, an injunction against an actual or threatened violation or violations or specific performance may be sought against such Seller, without the necessity of posting a bond or other security or of providing actual damages. In the event of a successful Proceeding to enforce any of the covenants in this Section 6.07, the Purchaser will be entitled to be reimbursed for all attorneys’ fees and reasonable expenses incurred by the Purchaser with respect to such Proceeding. Such Seller acknowledges and expressly consents to the governing law and exclusive jurisdiction provisions set forth in this Agreement with respect to this Section 6.07. Each Seller agrees that the restrictions and agreements contained in this Section 6.07 shall be deemed to be a series of separate covenants, one for each and every county, parish, and state of the geographic area where such restrictions and agreements are intended to be effective.

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(h) If a final judgment of a court, arbitrator, or other tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.07 is invalid or unenforceable, then the Parties agree that such court, arbitrator, or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. If such court, arbitrator, or other tribunal refuses to do so, the Parties agree that the provisions of this Section 6.07 shall not be rendered null and void, but rather shall be deemed to have been reformed to provide for such maximum legally enforceable restrictions. Each Seller acknowledges that this Section 6.07 is reasonable and necessary to protect and preserve the Purchaser’s and its Affiliates’ legitimate business interests. Such Seller also acknowledges that the Business, and the business engaged in by Purchaser and its Affiliates, both have a geographic scope equal to the Territory. Each of the covenants set forth in this Section 6.07 is a severable and independent covenant. The invalidity, illegality, or unenforceability of any covenant as written in any jurisdiction shall not invalidate or render unenforceable the remaining covenants set forth in this Section 6.07 or such covenant in any other jurisdiction. The existence of any claim or cause of action against one Party by any other Party, whether predicated on a breach of this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants set forth in this Section 6.07.

6.08	Use of Business Name. Within thirty (30) calendar days following the Closing, the Sellers shall submit all documentation necessary to change the names of Sellers so that such names do not include the names “Stella Diagnostics”, “Stella DX” or “Stella,” such documentation to include what is required to be filed with (a) the applicable Secretary of State in the jurisdiction of formation of each Seller and any jurisdiction in which any Seller is qualified to do business, (b) the Financial Industry Regulatory Authority, (c) the U.S. Securities and Exchange Commission and (d) any other Person or regulatory, oversight, industry or trade organization to which a Seller is subject or of which a Seller is a member. Upon the Purchaser’s reasonable request, the Sellers shall provide copies of such document submissions to the Purchaser.

ARTICLE VII

ADDITIONAL COVENANTS

7.01	Tax Matters.

(a) Liability for all intangible and tangible personal property Taxes and ad valorem Taxes (but excluding, for the avoidance of doubt, Transfer Taxes, which shall be apportioned in accordance with Section 3.03) (“Property Taxes”), if any, relating or attributable to any of the Transferred Assets, the Business, or the Assumed Liabilities for any Straddle Period will be prorated between the Sellers and the Purchaser as of the Closing Date, with the Sellers liable to the extent such items relate to any time period ending before the Closing Date and the Purchaser liable to the extent such items relate to periods beginning on or after the Closing Date. For purposes of the preceding sentence, the amount of such Property Taxes that are allocable to the Sellers shall be deemed to be the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on the day prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(b) The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to the Purchaser.

(c) The Parties shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in connection with the preparation and filing of any Tax Returns relating to the Business or the Transferred Assets and any audit, examination, litigation, or Proceeding with respect to Taxes relating to the Business or the Transferred Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Tax Return or audit, examination, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that, notwithstanding anything to the contrary in this Agreement, except to the extent solely relating to the Transferred Assets or the Assumed Liabilities, no Party nor any of its respective Affiliates shall be required at any time to provide to the other Party hereto any right to access or to review such first Party’s (or its Affiliates’) Tax Return or Tax work papers.

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7.02	Indemnification.

(a) Survival. All representations, warranties, covenants, and agreements of the Parties set forth in this Agreement will survive the Closing, subject to the following:

(i)	Except as set forth in Section 7.02(a)(ii) below, the representations and warranties of the Sellers in ARTICLE IV of this Agreement and of the Purchaser in ARTICLE V of this Agreement will survive the Closing and continue in full force and effect until the date that is eighteen (18) months after the Closing Date.

(ii)	The Seller Fundamental Reps will survive the Closing and continue in full force and effect until the end of the Royalty Term; provided, that recovery for any breach of a Seller Fundamental Rep from and after the date that is sixty (60) months after the Closing Date shall be limited to the right to exercise set-off rights against any payments of Royalties pursuant to Section 7.02(i)(B).

(iii)	All post-Closing covenants and agreements that contemplate performance after the Closing Date will survive the Closing in accordance with their express terms, and if no terms are specified, then such covenants and agreements shall survive until the date that is the expiration of the applicable statute of limitations.

(iv)	Notwithstanding anything in this Section 7.02(a) to the contrary, (1) if written notice of a claim for indemnification shall have been given in accordance with, as applicable, Section 7.02(a)(i) through Section 7.02(a)(iii) on or prior to the expiration of the applicable survival period specified therein, the representations, warranties, covenants, and agreements that are the subject of such claim shall survive (with respect to such claim) until such time as such claim has been fully and finally resolved; and (2) any claim for indemnification based on Fraud shall survive until the sixth anniversary of the Closing Date.

(b) Indemnification by the Sellers. Subject to the other terms and conditions of this Section 7.02, the Sellers shall indemnify the Purchaser and its Affiliates and Subsidiaries, and its and their respective equityholders, members, partners, directors, officers, employees, agents, representatives, successors, and assigns (collectively, the “Purchaser Indemnified Parties”) against, and shall hold each of the Purchaser Indemnified Parties harmless from and against, and shall reimburse and compensate each of the Purchaser Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, any of the Purchaser Indemnified Parties based upon, arising out of, with respect to, or by reason of:

(i)	any inaccuracy in, or breach of, any of the representations or warranties of the Sellers contained in this Agreement or any Ancillary Agreement;

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(ii)	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Sellers pursuant to this Agreement;

(iii)	any Excluded Asset or any Excluded Liability (including any Excluded Liability imposed on the Business, the Transferred Assets or any Purchaser Indemnified Party as a result of transferee, successor or similar liability, bulk transfer or similar liability, operation of Law or otherwise in connection with the transactions contemplated by this Agreement);

(iv)	any claim by any shareholder or creditor of any Seller challenging the transactions hereunder; and

(v)	any Property Taxes for which the Sellers are responsible pursuant to Section 7.01(a) and any Transfer Taxes for which the Sellers are responsible pursuant to Section 3.03.

(c) Indemnification by the Purchaser. Subject to the other terms and conditions of this Section 7.02, the Purchaser shall indemnify the Sellers and their Affiliates, and its and their respective equityholders, members, partners, directors, officers, employees, agents, representatives, successors, and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold each of the Seller Indemnified Parties harmless from and against, and shall reimburse and compensate each of the Seller Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, any of the Seller Indemnified Parties based upon, arising out of, with respect to, or by reason of:

(i)	any inaccuracy in, or breach of, any of the representations or warranties of the Purchaser contained in this Agreement or any Ancillary Agreement;

(ii)	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Purchaser pursuant to this Agreement; and

(iii)	any Property Taxes for which the Purchaser is responsible pursuant to Section 7.01(a) and any Transfer Taxes for which the Purchaser is responsible pursuant to Section 3.03.

(d) Certain Limitations.

(i)	The representations, warranties and covenants of the Sellers, and any Purchaser Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser Indemnified Party or by reason of the fact that the Purchaser Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Purchaser Indemnified Party’s waiver of any condition set forth in Article IX.

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(ii)	For the purpose of determining whether there has been an inaccuracy in, or breach of, any representation, warranty, covenant, or agreement made by the Sellers hereunder, and for the purpose of determining the amount of Losses that are the subject matter of a claim for indemnification by any Purchaser Indemnified Party hereunder, each representation, warranty, covenant, and agreement made by the Sellers hereunder shall be read without regard and without giving effect to the term(s) “material”, “material adverse effect”, “in all material respects”, or similar qualifiers as if such words and surrounding related words (e.g., “reasonably be expected to”, “could have”, “would have”, and similar restrictions and qualifiers) were deleted from such representation, warranty, covenant, or agreement.

(iii)	The indemnification provided for in Section 7.02(b)(i) or Section 7.02(c)(i) shall not apply unless and until (i) the aggregate Losses finally determined to be due for which one or more Purchaser Indemnified Party (with respect to Losses under Section 7.02(b)(i)) or Seller Indemnified Party (with respect to Losses under Section 7.02(c)(i)) seeks or has sought indemnification hereunder exceeds a cumulative aggregate amount of $25,000 (the “Basket”), in which event the Purchaser Indemnified Party or Seller Indemnified Party, as applicable, shall be indemnified for the amount of Losses to the extent in excess of the Basket.

(iv)	The maximum amount of Losses that the Purchaser Indemnified Parties may recover with respect to (A) Section 7.02(b)(i) (for all representations other than Seller Fundamental Reps) shall not exceed $418,400 (or, if the Milestone Stock is issued to the Sellers, then such limit shall increase to $618,400) and (B) Section 7.02(b)(i) (for all representations, including Seller Fundamental Reps) and Section 7.02(b)(ii), in the aggregate, shall not exceed Four Million Dollars ($4,000,000). The maximum amount of Losses that the Seller Indemnified Parties may recover with respect to (A) Section 7.02(c)(i) shall not exceed $250,000 and (B) Section 7.02(c)(i) and Section 7.02(c)(ii), in the aggregate, shall not exceed Four Million Dollars ($4,000,000).

(v)	The limitations on indemnification set forth in Sections 7.02(d)(iii) and 7.02(d)(iv) shall not apply in the event of Fraud by the indemnifying Party.

(vi)	Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall be liable to any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, for Losses pursuant to this ARTICLE VII to the extent such Losses constitute or include lost profits (other than any such lost profits Losses sought in connection with any breach of the Sellers’ covenants set forth in Section 6.07) or any damages based upon a multiple or punitive or exemplary damages, except, solely in the case of punitive or exemplary damages, to the extent payable to a Third Party in a Third Party Claim for which indemnification is otherwise available pursuant to the terms of this Agreement.

(vii)	All indemnification amounts otherwise payable pursuant to this ARTICLE VII shall be computed net of any insurance proceeds actually received by an Indemnified Party (net of any increases in premiums attributable thereto and cost of collection). If an Indemnified Party or other Third Party subsequently receives such insurance proceeds after payment by the Indemnitor of any amount related to such claim, then the Indemnified Party shall promptly pay to or at the direction of the Indemnitor the amount of such insurance proceeds subsequently received (net of all related costs, expenses and other Losses), but not more, in the aggregate, than the amount of Losses paid by the Indemnitor.

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(e) Third Party Claim Indemnification Procedures.

(i)	If any Third Party notifies any Purchaser Indemnified Party or Seller Indemnified Party (as applicable, and “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim by such Indemnified Party for indemnification against the indemnitor (the “Indemnitor”) under this Section 7.02, the Indemnified Party shall give the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor demonstrates that the Indemnitor’s ability to defend or resolve such Third Party Claim is materially and adversely affected thereby. Such written notice by the Indemnified Party shall describe in reasonable detail (based on information then available to the Indemnified Party) the Third Party Claim and the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii)	The Indemnitor will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnitor’s choice, so long as (A) the Indemnitor notifies the Indemnified Party, within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnitor (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnitor is assuming the defense of such Third Party Claim and acknowledges its indemnification obligations hereunder and provides the Indemnified Party with evidence of the financial capacity of such Indemnitor to conduct the defense of such Third Party Claim at its sole cost; (B) the Indemnitor conducts the defense of the Third Party Claim actively and diligently in good faith and at its own cost and expense; and (C) the Third Party Claim (1) does not involve injunctive, equitable, or other non-monetary relief against the Indemnified Party, (2) does not relate to or otherwise arise in connection with any criminal or regulatory Proceeding, and (3) is not one in which an adverse judgment would, in the opinion of the outside counsel to Indemnified Party, be materially adverse to the Indemnified Party’s business.

(iii)	The Indemnified Party may retain separate co-counsel at its sole cost and expense.

(iv)	The Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise, or settlement (A) includes, as a condition to any settlement or other resolution, a complete and irrevocable general release of the Indemnified Party and its Affiliates from all Liabilities in respect of such Third Party Claim, and (B) involves no admission of wrongdoing by the Indemnified Party or any of its Affiliates and, without limiting the generality of the forgoing, no finding or admission of any violation of any Law or the rights of any Person by the Indemnified Party or any of its Affiliates.

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(v)	In the event that the Indemnitor fails to assume the defense of a Third Party Claim in accordance with Section 7.02(e)(ii) or following the Indemnitor’s assumption of the defense of a Third Party Claim in accordance with Section 7.02(e)(ii) any of the conditions set forth in Section 7.02(e)(ii) becomes unsatisfied with respect to such Third Party Claim, then the Indemnified Party may assume control of the defense of such Third Party Claim to the entire exclusion (including with respect to the settlement or compromise of, or entry of judgment in, such Third Party Claim) and at the entire expense of the Indemnitor.

(vi)	The Indemnified Parties shall take all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that could be reasonably expected to, or does, give rise thereto, in each case, to the extent required under applicable Law.

(f) Direct Claim Indemnification Procedures. If an Indemnified Party has a claim for indemnification hereunder that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give the Indemnitor prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor demonstrates that the Indemnifying Party’s ability to defend or resolve such Direct Claim is materially and adversely affected thereby. Such notice by the Indemnified Party shall describe in reasonable detail (based on information then available to the Indemnified Party) the Direct Claim and the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party (the “Claimed Amount”). Within thirty (30) days after delivery of such notice, the Indemnitor shall deliver to the Indemnified Party a written response in which the Indemnitor shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnitor of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnitor of the Agreed Amount), or (iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnitor timely disputes the payment of all or part of the Claimed Amount, then the Indemnitor and the Indemnified Party may assert all rights available to such Party hereunder.

(g) Source of Indemnification Payments. With respect to any claim for indemnification under this Section 7.02, the Indemnified Party shall recover from the Indemnitor, and the Indemnitor shall within thirty (30) days after the Indemnified Party’s right to indemnification is determined (whether by the Parties or by an order of an appropriate judicial authority or arbitral tribunal) pay, the amount of such claim to the Indemnified Party via wire transfer of immediately available funds. For avoidance of doubt, the Indemnitor shall not be obligated to pay any Loss under this Section 7.02 until such Loss has been finally determined under this Section 7.02.

(h) Tax Treatment. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration for Tax purposes, except to the extent otherwise required by applicable Law.

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(i) Right of Set-Off. Subject to the limitations of this Section 7.02, the Sellers agree that all or any portion of any Losses indemnifiable by the Sellers pursuant to this Section 7.02 that, pursuant to Section 7.02(g), may be recovered by such Purchaser Indemnified Party directly from the Sellers may, at the Purchaser’s option and upon at least ten (10) days’ prior written notice issued following the expiration of the thirty (30)-day period set forth in Section 7.02(g), be set-off against (A) the dollar amount constituting the value of any ProPhase Stock issued to any Seller under this Agreement as Closing Stock Consideration or Milestone Stock (as such value is determined as of the time of issuance to the applicable Seller) or (B) any payments of Royalties that would otherwise become due and payable pursuant to Section 6.06, in either case, in the event that the Sellers have not paid the Losses in cash to the Purchaser Indemnified Party prior to the end of such ten (10)-day period.

(j) Exclusive Remedy. Subject to the Parties’ rights under Section 11.16, and except for Fraud and any rights of the Parties under the Ancillary Agreements, the rights of the Purchaser Indemnified Parties and the Seller Indemnified Parties to indemnification under this Section 7.02 will constitute the sole and exclusive remedy for Losses or other money damages with respect to any matter arising from or relating to this Agreement or its subject matter or the transactions contemplated herein, regardless of the legal theory under which such Loss or money damages may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity or otherwise. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were taken into account in the determination of amounts to be paid to the Sellers hereunder.

ARTICLE VIII

DEFINITIONS

8.01	Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Adjusted Gross Margin” means the Net Sales for a given Annual Period, minus the cost of goods associated with sales of the Product or the Combination Product as applicable including allocable direct costs, overhead, and labor and both fixed and variable components of supply cost and Third Party fees, such as “no dose” batch fees, for the same given Annual Period.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with, such particular Person, at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, contract or otherwise, and, in any event, and without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Ancillary Agreements” means the Lockup Agreement, IP Assignments, Assignment and Assumption Agreement, Support Agreements, Payoff Letters, Consents and Waivers, Invention Assignment Agreements and each certificate or other document to be delivered by a Party hereto in connection with the signing of this Agreement or the Closing.

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“Annual Period” means the twelve (12)-month period beginning on the first day of the calendar year (i.e., January 1) following the date of the Commercialization Event, and each successive twelve (12)-month period thereafter.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, duly executed by the Parties, effecting the assignment to and assumption by the Purchaser of the Transferred Assets.

“Assumed Liabilities” means (i) the Liabilities in respect of the Transferred Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Sellers on or prior to the Closing; (ii) any Property Taxes for which the Purchaser is responsible pursuant to Section 7.01(a); and (iii) any Transfer Taxes for which the Purchaser is responsible pursuant to Section 3.03.

“Business” means the business of developing, manufacturing, packaging, promoting, marketing, selling, distributing and/or otherwise commercializing the Product and any derivations thereof in the Territory, for any and all applications or uses (whether or not related to esophageal cancer).

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in, New York, New York.

“Business Relation” means, as of the relevant date of determination, any Person that (a) is as of such date, (b) has been, at any time since the date that is 12 months prior to the Closing Date, or (c) is proposed by the Purchaser (pursuant to which material steps have been taken) as of such date to be, a supplier, licensee, licensor, franchisee, customer, or other business relation of the Purchaser or the Business.

“Closing Cash Consideration” means $3,486,000.

“Closing Cash Payment” means the Closing Cash Consideration, minus the Secured Note Amount (if any), minus the Liability Payoff Amount, minus the Promissory Note Payoff Amounts.

“Closing Stock Consideration” means 100,000 shares of ProPhase Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” means any pharmaceutical product which comprises the Product and other active compound(s) and/or ingredients.

“Cover”, “Covering”, or “Covered” means, with respect to a Product, the commercialization of or manufacturing of the Product is encompassed within a valid claim of one or more Patents owned by the Sellers or, in the case of an application that that has not yet issued, would infringe a claim of the application if it were to issue as a Patent.

“Employee Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any equity or equity-based, incentive, bonus, deferred compensation, employment, severance, termination, retention, change of control or other benefit or compensation plan, program, contract, policy, agreement or arrangement.

“Excluded Assets” means any assets, properties and rights of the Sellers or any of their Affiliates other than the Transferred Assets. Without limiting the generality of the foregoing, the term “Excluded Assets” shall include, without limitation, any contracts or agreements of the Sellers that are not Transferred Contracts and the assets set forth on Annex B.

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“Excluded Liabilities” means all Liabilities of the Sellers or any of their Affiliates (including any Liability for any Taxes (i) of any Seller or any of their Affiliates (or any member, shareholder, or owner of any Seller or any of their Affiliates), including any Taxes that become a liability of the Purchaser or any of its Affiliates, as an acquirer of the Transferred Assets, under any common law doctrine of de factor merger or successor or transferee Liability or otherwise by operation of contract or Law, or (ii) imposed with respect to, arising out of, or relating to (A) the Transferred Assets, the Assumed Liabilities or the Business with respect to any Tax period (or the portion of such Tax period) ending on or before the Closing Date, (B) the consummation of the transactions contemplated by this Agreement, or (C) the Excluded Assets or the Excluded Liabilities) other than the Assumed Liabilities. For the avoidance of doubt, “Excluded Liabilities” shall not include any Property Taxes for which the Purchaser is responsible pursuant to Section 7.01(a) or any Transfer Taxes for which Purchaser is responsible pursuant Section 3.03.

“Fraud” means, with respect to any Party, common law fraud under Delaware law.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) supranational, national, regional, state, county, city, town, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department or instrumentality thereof, including any business, company, enterprise or other entity owned or controlled, in whole or in part, by any government and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) any arbitral authority; provided that any Governmental Entity acting in its capacity as a contract counterparty shall not be a Governmental Entity for the purposes of this Agreement.

“Healthcare Regulatory Laws” means Laws relating to healthcare regulatory matters, including, but not limited to: (a) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (b) Titles XVIII and XIX of the Social Security Act (42 U.S.C. §§ 1395 et seq. and 1396 et seq.), respectively, the “Medicare Laws” and the “Medicaid Laws;” (c) 42 U.S.C. § 263a, which is commonly referred to as the “Clinical Laboratory Improvement Amendments of 1988” or “CLIA;” (d) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (e) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (f) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” or “HIPAA;” (g) 21 U.S.C. § 301-399i, which is commonly referred to as the “Federal Food, Drug, and Cosmetic Act;” (h) any federal, state or local applicable Law that regulates the approval, clearance, clinical development, manufacturing, promotion or distribution of products; (i) any state law regulating the interactions with health care professionals and reporting thereof; (j) Section 340B of the Public Health Service Act (42 U.S.C. § 256B); (k) Section 603 of the Veterans Health Care Act (38 U.S.C. § 8126); (l) any federal, state or local statute or regulation requiring pharmaceutical or medical device manufacturers to report information to Governmental Entities relating to Product price changes; or (m) any federal, state or local statute or regulation relevant to false statements or claims including knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or registration.

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“Indebtedness” means, without duplication and with respect to the Sellers, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations under any interest rate, currency swap, or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance, or similar credit transactions; (g) guarantees made by the Sellers on behalf of any Third Party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs, and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means all right, title and interest in or relating to intellectual property and know-how, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos, artwork, package labeling, designs, and other source or business identifiers and general intangibles of a like nature whether registered under either the Lanham Act or state law or not registered, including all common law rights thereto (to the extent transferable) and with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Domain Names; (iv) all websites, web addresses, web pages and social media assets associated with Sellers (including all copyrightable content on accounts with YouTube, Twitter, Facebook and other social media companies); (v) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (vi) all Trade Secrets; (vii) all other intellectual property rights arising from or relating to Technology; (viii) all rights of promotion, publicity and endorsement and rights related thereto; (ix) all rights to sue and recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment of the foregoing; and (x) all Contract rights relating to or under the foregoing.

“IP Assignment” means an assignment and assumption agreement, duly executed by the Sellers and the Purchaser, effecting the assignment to and assumption by the Purchaser of the Transferred IP included in the Transferred Assets.

“Knowledge” means the actual knowledge of each of the Service Providers, after due inquiry (due inquiry being satisfied upon (i) consultation with such Person’s direct reports and (ii) review of such documents in the possession of such Person as would reasonably be expected of a Person with such job title and responsibilities).

“Law” means any law, rule, regulations, judgment, injunction, order, ordinance, statute, or decree issued, promulgated or enforced by any Governmental Entity.

“Liabilities” means any and all debts, liabilities, assessments, expenses, deficiencies, judgments, losses, damages, fines, penalties and obligations of any nature, whether accrued or unaccrued, known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, disputed or undisputed, absolute or contingent, matured or un-matured or determined or determinable and whether due or to become due.

“Liability Payoff Amount” means an amount equal to the aggregate balance payable to the payees of the Liabilities set forth on Annex A, as set forth on Annex A, that remains unpaid as of the Closing or, if the context so requires, any one of such Liabilities.

“Liens” means any encumbrance, hypothecation, infringement, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

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“Lockup Agreement” means that certain lockup agreement between Stelladx and the Purchaser with respect to the Closing Stock Consideration in the form attached hereto as Exhibit E.

“Loss” means any claim, obligation, loss, damage, Liability, demand, action, cause of action, assessment, judgment, deficiency, cost, penalty, fine, Tax, or other cost or expense, (including reasonable attorney’s and accountant’s fees, costs, and expenses incurred in investigating and defending against any Proceeding).

“Marketing Authorization” means the registrations, approvals, licenses, 510(k) clearances, New Drug Applications (pursuant to Section 505 of the Act (21 U.S.C. Section 355) (or ANDA), Regulatory Applications, including any supplements, amendments or modifications submitted to or required by any Governmental Entity or any successor application or procedure) or other Permits granted by a Governmental Entity, in each case, and identified on Schedule 7.08 attached hereto.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations or results of operations of the business, financial condition, properties or assets of the Sellers, liabilities of the Sellers, or the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the impact on such business, operations or results of operations of the business, financial condition, properties or assets of the Sellers, liabilities of the Sellers or the ability of the Sellers to consummate the transactions contemplated hereby to the extent arising out of or attributable to any adverse change or effect attributable to (a) conditions affecting any regional, national or international economic, financial, social or political conditions (including changes therein) in which the Sellers have material operations or sales, (b) effects resulting from changes in the financial, banking or securities markets, including changes affecting capital market conditions in any location in which the Sellers have material operation (in the case of each of clause (a) and (b) including any effects or conditions resulting from an outbreak or escalation of hostilities, war, acts of terrorism, cyber-attacks, political instability or other national or international political or social conditions, or natural disaster (including any flood, hurricane, fire or earthquake), act of God), or (c) effects resulting from changes in Laws (excluding any such changes enacted or promulgated as a result of the COVID-19 pandemic) or GAAP (in the case of each of clause (a), (b) and (c) only to the extent such conditions or effects do not disproportionately affect the Sellers).

“Net Sales” means, for a given period of time, the dollar amount calculated in accordance with Appendix I attached hereto.

“Patents” means patents (as well as the relevant complementary protection certificates and indicia of invention ownership where applicable, including, without limitation, certificates of invention, petty patents, and utility models) and patent applications (including any divisionals, continuations, continuations-in-part, substitutions, provisional applications, reexamined versions, extensions, restorations, or reissues thereof) whether or not patents are issued on any such applications and whether or not any such applications.

“Permitted Lien” means any liens arising under the Secured Note.

“Person” means a natural person, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, any other entity or organization, or a Governmental Entity or any department, agency or political subdivision thereof.

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“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, excluding, in each case, routine administrative activities with respect to obtaining, maintaining and renewing Marketing Authorizations and licenses and permits required for manufacturing, storage and distribution of Products, and prosecution, renewals and similar activities pertaining to Intellectual Property before the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart of either of them.

“Products” means the products identified on Annex C.

“Product Technology” all Technology owned by the Sellers in connection with research, development, and commercialization of the Product.

“Promissory Notes” means, collectively, those certain instruments of Indebtedness set forth on Schedule 4.04(b) in items 2 through 11, Annex I and Annex J.

“Promissory Note Payees” means, collectively, the holders the Promissory Notes set forth in Annex I.

“Promissory Note Payoff Amounts” means the total amounts owed to each Promissory Note Payee under the applicable Promissory Notes, including outstanding principal, interest accrued thereon, and any other amounts, as of the Closing Date.

“ProPhase Stock” means the common stock, par value $0.0005, of the Purchaser.

“Purchased Intellectual Property” has the meaning set forth in Section 4.09(a).

“Purchased Intellectual Property Licenses” means (i) any grant by the Sellers to another Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant by another Person to the Sellers of any right relating to or under any third Person’s Intellectual Property used or intended to be used in connection with the Business or the Product.

“Regulatory Applications” means copies of any and all applications filed with any Governmental Entity by or on behalf of the Sellers or their Affiliates with respect to any of the Products for approval to develop, test, manufacture, process, distribute, import, market, store, label, package, promote, sell, or offer to sell the Products, and all supplements, amendments and revisions thereto, whether approved or pending.

“Regulatory Files” means copies of all U.S. regulatory files with respect to (a) Marketing Authorizations for the Products, (b) all adverse event reports and other data, information and materials relating to adverse experiences and other safety issues submitted to any Governmental Entity with respect to any of the Products and (c) all material correspondence with any Governmental Entity relating to any of the Products, including any safety reports or updates, complaint files and product quality reviews.

“Royalty Term” means the period commencing on the first day of the calendar year (i.e., January 1) following the date of the Commercialization Event and continuing until seven (7) years after such date.

“Secured Note Amount” means the amount, as of the Closing Date, equal to the outstanding principal, the accrued interest thereon, and any other outstanding payment obligations owed by the Sellers under that certain Senior Secured Promissory Note dated as of November 23, 2022 by and among the Sellers and the Purchaser (the “Secured Note”) (other than any portion of such outstanding principal, and the related interest thereon, used to fund payments to Polsinelli PC or to fund filing fees related to the patent applications for the Patents included in the Transferred IP).

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“Seller Fundamental Reps” means those representations and warranties contained in Section 4.01 (Organization and Organizational Power), Section 4.02 (Authorization), Section 4.03 (No Contravention), Section 4.06 (Title to Transferred Assets) and Sections 4.09(b), (c), (f), (j), (k) and (m) (Intellectual Property).

“Service Providers” means the individuals set forth on Annex H.

“Straddle Period” means any Tax period beginning before the Closing Date and ending on or after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means (a) any federal, state, local, foreign, or other taxes, charges, withholdings, fees, levies, imposts, duties, or governmental fees or assessments of any kind whatsoever, including all net income, license, alternative, minimum, franchise, capital stock, profits, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, severances, disability, stamp, occupation, transfer, escheat, unclaimed property, registration, sales, use, excise, premium, windfall profits, ad valorem, gross receipts and value-added taxes, or other taxes, charges, withholdings, fees, levies, imposts, duties, or governmental fees or assessments of any kind whatsoever, including any interest, penalty, or any addition thereto imposed, whether disputed or not, and (b) any Liability in respect of any items described in clause (a) by reason of contract (including any tax sharing agreement, indemnification, allocation or similar), assumption, transferee, successor or similar liability, bulk sales or similar liability, operation of Law (including pursuant to Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law)), or otherwise.

“Tax Returns” means any return, report, declaration, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all software, information, data, designs, formulae, algorithms, processes, procedures, methods, techniques, ideas, know-how, research and development, projects under development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing, including without limitation all Technology related to and incorporated in the BeSmart Assay® or the mass spectrometry proteomic assays for esophageal diseases.

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“Technology Transfer Package” means all documentation, materials, records, data and information, including Trade Secrets and know-how, necessary or useful for the Purchaser to continue using, researching, developing, commercializing and manufacturing the Product.

“Territory” means every country and territory in the world.

“Third Party” means any Person other than the Sellers, the Purchaser or one of their respective Affiliates.

“Trademarks” means trademarks, service marks, brand names, trade names, logos, slogans, symbols, fictitious business names, collective marks, corporate names, certification marks, designs, trade dress, common law trademarks and service marks, and all other indicia of source or origin, and any registrations and any registrations and applications for the foregoing, together, in each case, with the goodwill of the business connected with the use of and symbolized by any of the foregoing.

“Trade Secrets” means any trade secret protectable under applicable law, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a person able to obtain economic value from its use or disclosure, including, without limitation know-how, inventions and invention disclosures (whether or not patentable), rights in inventions (including, discoveries, improvements, ideas, data, pricing, cost-information, concepts, creative works, drawings formulas, formulations, patterns, techniques, prototypes, specifications, protocols, and processes), technology, and business and technical information (including business and marketing plans, databases, data compilations and collections, tools, methods, processes, techniques, and customer and supplier information).

“Transfer Taxes” means any and all sales, use, transfer, goods and services, value added, excise, conveyance, documentary transfer, stamp duty, recording, or other similar Taxes imposed on or in connection with the consummation of the transactions contemplated by this Agreement.

“Transferred Assets” means all of the assets, rights and interests of the Sellers and their Affiliates pertaining to the Business, including the Purchased Intellectual Property, all documents that are related to the products, inventory, services, marketing, advertising, promotional materials, Purchased Intellectual Property, customer files and documents (including credit information and diversion agreements), supplier lists, records, all goodwill and other intangible assets associated with, related or attributable to, or to the extent such goodwill or other intangible assets can attach to, the Business, including the goodwill associated with, related or attributable to, or to the extent such goodwill or intangible assets can attach to, the Purchased Intellectual Property, and the Transferred IP, which expressly exclude the Excluded Assets.

“Transferred Contracts” means the agreements, contracts, licenses and purchase orders identified on Annex D.

“Transferred IP” means all the Purchased Intellectual Property, including, without limitation, (a) the domain names identified on Annex E, (b) the Patents identified on Annex F, and (c) the unregistered Trademarks and unregistered Copyrights identified on Annex G and all goodwill associated with, related or attributable to, or to the extent such goodwill or intangible assets can attach to, the Purchased Intellectual Property.

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8.02	Rules of Construction and Other Definitional Provisions. For purposes of this Agreement, unless the express context otherwise requires:

(a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”;

(b) the word “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” unless used in conjunction with “either” or the like;

(c) the words “herein,” “hereof”, “hereby”, “hereto,” “hereunder,” and words of similar import, will be construed to refer to this Agreement as a whole, as the context requires, and not to any particular provision hereof;

(d) the phrase “ordinary course of business” means “ordinary course of business consistent with past practice;”

(e) whenever this Agreement refers to a number of days or months without using a term otherwise defined herein, such number refers to calendar days or months, respectively;

(f) all references to “$” shall be deemed references to United States dollars;

(g) the word “shall” will be construed to have the same meaning and effect as the word “will;”

(h) references herein to Articles, Sections, clauses, Exhibits and Schedules refer, respectively, to the Articles, Sections and clauses of, and the Exhibits and Schedules attached to, this Agreement;

(i) each reference to an agreement, instrument, plan or other document means such agreement, instrument, plan or other document as amended, supplemented or otherwise modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(j) each reference to a law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof;

(k) accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP, and, to the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control;

(l) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; and

(m) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

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8.03	References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

9.01	Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof

9.02	Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of (i) the representations and warranties (other than the Seller Fundamental Reps) made by the Sellers contained in this Agreement that are not qualified by Material Adverse Effect and similar qualifications contained therein shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such dates (except to the extent such representations and warranties by their terms speak as of a different date, in which case they shall be true and correct as of such date), except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties (other than the Seller Fundamental Reps) made by the Sellers contained in this Agreement that are qualified by Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such dates (except to the extent such representations and warranties by their terms speak as of a different date, in which case they shall be true and correct in all respects as of such date), (iii) the Seller Fundamental Reps shall be true and correct in all material respects (other than the Seller Fundamental Reps in Section 4.06, which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though such representations were made on and as of such date (except to the extent such representations and warranties by their terms speak as of a different date, in which case they shall be true and correct in all material respects as of such date) and (iv) the Seller Fundamental Reps that are qualified by Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations were made on and as of such dates (except to the extent such representations and warranties by their terms speak as of a different date, in which case they shall be true and correct in all material respects as of such date).

(b) The Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by them prior to or on the Closing Date.

(c) No Proceeding shall have been commenced against the Parties, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Entity, and be in effect, which restrains or prohibits any transaction contemplated hereby.

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(d) All approvals, consents and waivers that are listed on Schedule 4.03 of the Disclosure Schedules, including, without limitation the approval of the requisite shareholders of Stella Diagnostics, shall have been received, and executed counterparts thereof shall have been delivered to the Purchaser at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The Sellers shall have delivered to the Purchaser duly executed counterparts to the Ancillary Agreements and such other documents and deliveries set forth in Section 2.02.

(g) The Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Sellers, that each of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(e) have been satisfied.

9.03	Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties made by the Purchaser contained in this Agreement that (i) are not qualified by material adverse effect shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such dates (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such date) except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect and (ii) are qualified by material adverse effect shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of such dates (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects as of such date).

(b) The Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date.

(c) The Purchaser shall have delivered to Sellers duly executed counterparts to the Ancillary Agreements and such other documents and deliveries set forth in Section 2.03.

(d) The Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, that each of the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied.

ARTICLE X

TERMINATION

10.01	Termination. This Agreement may only be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties;

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(b) by the Purchaser by written notice to the Sellers if:

(i)	the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE IX and such breach, inaccuracy or failure has not been cured by the Sellers within ten days of the Sellers’ receipt of written notice of such breach from the Purchaser; or

(ii)	any of the conditions set forth in Section 9.01 or Section 9.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or before January 9, 2023, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c) by the Sellers by written notice to the Purchaser if:

(i)	The Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article IX and such breach, inaccuracy or failure has not been cured by the Purchaser within ten (10) days of the Purchaser’s receipt of written notice of such breach from the Sellers; or

(ii)	any of the conditions set forth in Section 9.01 or Section 9.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or before January 9, 2023, unless such failure shall be due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d) by any Party upon written notice in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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ARTICLE XI

MISCELLANEOUS

11.01	Reserved.

11.02	Press Releases and Communications. No press release or public announcement, written or oral, related to this Agreement, the transactions contemplated herein or to the existence of any arrangement between the Parties, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Sellers, shall be issued or made by the Sellers without the approval of the Purchaser. If either Party, based on the advice of its counsel, determines that this Agreement, or any of the Ancillary Agreements, must be publicly filed with a Governmental Entity, then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any other Ancillary Agreement) which it intends to file, and will give due consideration to any comments provided by the other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Entity of those sections specified by the other Party or its counsel.

11.03	Expenses. Except as otherwise expressly provided herein or in any other agreement executed in connection herewith, all costs, fees and expenses incurred in connection with the negotiation of this Agreement, the Ancillary Agreements, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the Party incurring such cost or expense.

11.04	Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile machine to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchaser:

ProPhase Labs, Inc.

711 Stewart Ave South, Suite 200

Garden City, NY 11530

E-mail: karkus@prophaselabs.com

Facsimile: (516) 464-6132

Attention: Ted Karkus

with copies (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Ave

New York, NY 10022

E-mail: HKozlov@ReedSmith.com

Facsimile: (212) 521-5450

Attention: Herbert F. Kozlov

Notices to the Sellers:

Stella Diagnostics, Inc.

50 West Broadway, Suite 300

Salt Lake City, Utah 84104

E-mail: jed@stelladx.com

Attention: Jed Latkin

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with copies (which shall not constitute notice) to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017

E-mail: Faith.Charles@ThompsonHine.com

Facsimile: (212) 344-6101

Attention: Faith Charles

Or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

11.05	Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by (a) the Purchaser without the prior written consent of the Sellers, or (b) the Sellers without the prior written consent of the Purchaser. Notwithstanding the foregoing, the Purchaser may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its Subsidiaries or Affiliates. For the avoidance of doubt, any permitted assignment to an Affiliate shall be deemed null and void as of the time of the assignment if, following such assignment, such Affiliate ceases to be an Affiliate of the assigning Party. Any attempted assignment or transfer in violation of this Section 11.05 shall be null and void.

11.06	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such provision shall be modified or eliminated to the minimum extent necessary to achieve, to the extent possible, the purpose of such provision, and the Agreement shall otherwise remain in full force and effect and enforceable; provided, that such modification or elimination does not affect the economic or legal substance of this Agreement or transactions contemplated by this Agreement in a manner adverse to any Party hereto.

11.07	Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent its relevance is reasonably apparent on its face. Any information set forth in any Schedule or incorporated in any Section of the Agreement shall, to the extent its relevance is reasonably apparent on its face, be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in ARTICLE IV of this Agreement whether or not such representations and warranties refer to such Schedule or any Schedule; provided that the disclosures and information in the Schedules shall not constitute a representation or warranty and shall not expand any representation or warranty in ARTICLE IV. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract). For purposes of this Agreement, if the Sellers or a Person acting on its behalf posts a document to the online data room hosted on behalf of the Sellers on Dropbox (the “Data Room”), such document shall be deemed to have been “delivered,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Sellers if such document is posted prior to the date of this Agreement.

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11.08	Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Parties.

11.09	Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules hereto), the Ancillary Agreements (when executed and delivered) and the confidentiality agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the Parties with respect to the subject matter hereof. In the event of any conflict between this Agreement and any agreement entered into in connection herewith, including any Ancillary Agreement, the provisions of this Agreement will control. The Parties agree that no Ancillary Agreement is intended or will be construed in any way, to enhance, decrease or otherwise modify any of the rights or obligations of the Purchaser, the Sellers or any of their respective Affiliates from those contained in this Agreement.

11.10	Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.11	Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re–execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, ..tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.

11.12	Counterparts; Effectiveness. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.13	Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

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11.14	Jurisdiction. Except as otherwise expressly provided in this Agreement, any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York, the state courts of the State of New York located therein, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.04 shall be deemed effective service of process on such Party.

11.15	Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS AMONG THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.16	Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

11.17	Time is of the Essence. The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first above written.

The Purchaser:	PROPHASE LABS, INC.

	By:	/s/ Ted Karkus
	Name:	Ted Karkus
	Title:	Chief Executive Officer

The Sellers:	STELLA DIAGNOSTICS, INC.

	By:	/s/ Jed Latkin
	Name:	Jed Latkin
	Title:	Authorized Signatory

STELLA DX, LLC

	By:	/s/ Jed Latkin
	Name:	Jed Latkin
	Title:	Authorized Officer

(Signature Page – Asset Purchase Agreement)

Annex C

Products

BEsmart Assay™, or the mass spectrometry proteomic assays for esophageal diseases, and the following clinical assets:

1.	STLA 101 | BEsmart™

2.	STLA104 | ErAdiCate™

3.	STLA102 | Proliferation Panel

4.	STLA103 | Cell Death Panel

5.	Targeted Therapeutic Programs

Appendix I

Net Sales Calculation Methodology

Subject to the terms of this Appendix I, “Net Sales” shall mean, for a given period of time, the gross amount invoiced on sales of the Product by the Purchaser, its Affiliates or any of their respective licensees to unrelated third parties (excluding any licensee) for the Product in the Territory, less:

(a) trade, quantity, and cash discounts allowed;

(b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c) product returns and allowances;

(d) allowance for distribution expenses;

(e) with respect to the Purchaser’s or its Affiliates’ sales directly to hospitals and other end users as contemplated under clause (b) above, compounding and pharmacy preparation charges on such sales of Product, to the extent that such items are included in the gross amount invoiced;

(f) any tax imposed on the production, sale, delivery, or use of the Product, including, without limitation, sales, use, excise or value added taxes, or the annual fee imposed on pharmaceutical manufacturers by the U.S. government;

(g) wholesaler inventory management fees; and

(h) any other similar and customary deductions which are in accordance with GAAP.

Notwithstanding the foregoing, if any Product is sold as part of a Combination Product, the Net Sales of the Product shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard “Net Sales” definition above) by the formula “A / (A+B)”, where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) or component(s) sold separately in finished form.

In the event that the Purchaser can determine weighted average sale price of the Product or component(s) but Purchaser cannot, in good faith, determine the weighted average sale price of the other product(s), then “Net Sales” shall be calculated by multiplying the Net Sales of the Combination Product by the formula “A / C”, where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the Purchaser can determine the weighted average sale price of the other product(s) or component(s) but the Purchaser cannot, in good faith, determine the weighted average sale price of the Product, then “Net Sales” shall be calculated by multiplying the Net Sales of the Combination Product by the formula “1 minus (B / C)”, where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the Purchaser cannot, in good faith, determine the weighted average sale price of both the Product and the other product(s) in the Combination Product, the Net Sales of the Product shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

For the purpose of calculating the weighted average sale price for a Product or other product(s) constituting a Combination Product for the purpose of this “Net Sales” definition, such weighted average sale price shall be calculated by dividing the sales dollars for the Product or such other Product (translated into U.S. dollars) by the units of active ingredient sold during the Net Sales measurement period.

All calculations of Net Sales and the underlying calculations thereof shall be determined in accordance with GAAP or similar accounting principles, consistently applied.